Exhibit 99.1

CONTACT:
John C. Wobensmith
Chief Financial Officer
Genco Shipping & Trading Limited
(646) 443-8555

Genco Shipping & Trading Limited Takes Delivery of Capesize Newbuilding

Genco Hadrian Commences Long-Term Time Charter

NEW YORK, December 30, 2008 – Genco Shipping & Trading Limited (NYSE: GNK) today announced that it has taken delivery of the Genco Hadrian, a 170,500 dwt Capesize newbuilding. The Genco Hadrian is the sixth vessel to be delivered to the Company under Genco’s previously announced agreement on July 18, 2007 to acquire nine Capesize vessels from companies within the Metrostar Management Corporation group.

The Company has commenced a time charter upon delivery of the Genco Hadrian with Cargill International S.A., for 46 to 62 months at a gross rate of $65,000 per day, less a 5% third party brokerage commission.  The charter, which is due to expire between October 2012 and February 2014, also includes a 50 percent index-based profit sharing component.

Genco has drawn upon its 10-year, $1.4 billion revolving credit facility to finance the remaining balance for the Genco Hadrian of $96.8 million. The Company expects the delivery of three additional newbuilding vessels by the end of 2009 and intends to utilize the undrawn portion of its $1.4 billion revolving credit facility as well as cash flow from operations to fund these acquisitions.

The following table reflects the current employment of Genco’s current fleet as well as the employment or other status of vessels expected to join Genco’s fleet:

Vessel	Year Built	Charterer	Charter Expiration (1)	Cash Daily Rate (2)		Net Revenue Daily Rate (3)	Expected Delivery (4)

Capesize Vessels
Genco Augustus	2007	Cargill International S.A.	December 2009	45,263		62,750	-
Genco Tiberius	2007	Cargill International S.A.	January 2010	45,263		62,750	-
Genco London	2007	SK Shipping Co., Ltd	August 2010	57,500		64,250	-
Genco Titus	2007	Cargill International S.A.	September 2011	45,000	(5)	46,250	-
Genco Constantine	2008	Cargill International S.A.	August 2012	52,750	(5)		-
Genco Hadrian	2008	Cargill International S.A.	October 2012	65,000	(5)		-
Genco Commodus	2009(6)	To be determined (“TBD”)	TBD	TBD			Q2 2009
Genco Maximus	2009(6)	TBD	TBD	TBD			Q2 2009
Genco Claudius	2009(6)	TBD	TBD	TBD			Q3 2009

Panamax Vessels
Genco Beauty	1999	Cargill International S.A.	May 2009	31,500			-

Vessel	Year Built	Charterer	Charter Expiration (1)	Cash Daily Rate (2)		Net Revenue Daily Rate (3)	Expected Delivery (4)

Genco Knight	1999	SK Shipping Ltd.	May 2009	37,700			-
Genco Leader	1999	Baumarine AS	November 2009	Spot(7)			-
Genco Vigour	1999	STX Panocean (UK) Co. Ltd.	March 2009	29,000	(8)		-
Genco Acheron	1999	Global Chartering Ltd (a subsidiary of ArcelorMittal Group)	July 2011	55,250	(9)		-
Genco Surprise	1998	Hanjin Shipping Co., Ltd.	December 2010	42,100			-
Genco Raptor	2007	COSCO Bulk Carriers Co., Ltd.	April 2012	52,800			-
Genco Thunder	2007	Baumarine AS	October 2009	Spot(10)			-

Supramax Vessels
Genco Predator	2005	Bulkhandling Handymax A/S	September 2009	Spot(11)
Genco Warrior	2005	Hyundai Merchant Marine Co. Ltd.	November 2010	38,750			-
Genco Hunter	2007	Pacific Basin Chartering Ltd.	June 2009	62,000	(12)		-
Genco Cavalier	2007	Samsun Logix Corporation	July 2010	48,500	(13)	47,700	-

Handymax Vessels
Genco Success	1997	Korea Line Corporation	February 2011	33,000	(14)		-
Genco Carrier	1998	Louis Dreyfus Corporation	March 2011	37,000			-
Genco Prosperity	1997	Pacific Basin Chartering Ltd	June 2011	37,000	(15)		-
Genco Wisdom	1997	Hyundai Merchant Marine Co. Ltd.	February 2011	34,500			-
Genco Marine	1996	NYK Bulkship Europe S.A.	March 2009	47,000			-
Genco Muse	2001	Norden A/S	October 2008	47,650			-
		AMN Bulkcarriers INC	January 2009	30,000	(16)

Handysize Vessels
Genco Explorer	1999	Lauritzen Bulkers A/S	August 2009	19,500			-
Genco Pioneer	1999	Lauritzen Bulkers A/S	August 2009	19,500			-
Genco Progress	1999	Lauritzen Bulkers A/S	August 2009	19,500			-
Genco Reliance	1999	Lauritzen Bulkers A/S	August 2009	19,500			-
Genco Sugar	1998	Lauritzen Bulkers A/S	August 2009	19,500			-
Genco Charger	2005	Pacific Basin Chartering Ltd.	November 2010	24,000			-
Genco Challenger	2003	Pacific Basin Chartering Ltd.	November 2010	24,000			-
Genco Champion	2006	Pacific Basin Chartering Ltd.	December 2010	24,000			-

(1) The charter expiration dates presented represent the earliest dates that our charters may be terminated in the ordinary course.  Except for the Genco Titus, under the terms of each contract, the charterer is entitled to extend time charters from two to four months in order to complete the vessel's final voyage plus any time the vessel has been off-hire. The charterer of the Genco Titus has the option to extend the charter for a period of one year.
(2) Time charter rates presented are the gross daily charterhire rates before third party commissions ranging from 1.25% to 6.25%, except as indicated for the Genco Leader in note 7 below. In a time charter, the charterer is responsible for voyage expenses such as bunkers, port expenses, agents’ fees and canal dues.
(3) For the vessels acquired with a below-market time charter rate, the approximate amount of revenue on a daily basis to be recognized as revenues is displayed in the column named “Net Revenue Daily Rate” and is net of any third-party commissions. Since these vessels were acquired with existing time charters with below-market rates, we allocated the purchase price between the respective vessel and an intangible liability for the value assigned to the below-market charterhire.  This intangible liability is amortized as an increase to voyage revenues over the minimum remaining term of the charter.  For cash flow purposes, we will continue to receive the rate presented in the “Cash Daily Rate” column until the charter expires.
(4) Dates for vessels being delivered in the future are estimates based on guidance received from the sellers and/or the respective shipyards.
(5) These charters include a 50% index-based profit sharing component above the respective base rates listed in the table. The profit sharing between the charterer and us for each 15-day period is calculated by taking the average over that period of the published Baltic Cape Index of the four time charter routes, as reflected in daily reports. If such average is more than the base rate payable under the charter, the excess amount is allocable 50% to each of the charterer and us. A third-party brokerage commission of 3.75% based on the profit sharing amount due to us is payable out of our share.
(6) Year built for vessels being delivered in the future are estimates based on guidance received from the sellers and/or the respective shipyards.
(7) We have reached an agreement to enter the vessel into the Baumarine Pool with an option to convert the balance period of the charter party to a fixed rate, but only after June 1, 2009.The vessel entered the pool following the completion of its previous time charter on December 16, 2008. In addition to a 1.25% third party brokerage commission, the charter party calls for a management fee which consists of a 1.25% deduction as well as a $334 fixed daily management fee.
(8) We have entered into a time charter for 23 to 25 months at a rate of $33,000 per day for the first 11 months, $25,000 per day for the following 11 months and $29,000 per day thereafter, less a 5% third-party commission. For purposes of revenue recognition, the time charter contract is reflected on a straight-line basis at approximately $29,000 per day for 23 to 25 months in accordance with generally accepted accounting principles in the United States, or U.S. GAAP.
(9) We have entered into a time charter agreement with ArcelorMittal for 35 to 37 months at a rate of $55,250 per day less a 5% third-party commission. The vessel is currently in drydocking and is expected to deliver to its new charterer on or about August 1, 2008.
(10) We have reached an agreement to enter the vessel into the Baumarine Pool with an option to convert the balance period of the charter party to a fixed rate, but only after March 1, 2009.The vessel entered the pool following the completion of its previous time charter on November 16, 2008. In addition to a 1.25% third party brokerage commission, the charter party calls for a management fee which consists of a 1.25% deduction as well as a $334 fixed daily management fee.

(11) We have entered into a short-term time charter with A/S Klaveness Chartering for 3 to 5 months at a rate of $58,000 per day less a 5% third-party commission. The charter is expected to be completed on or about October 31, 2008. Following the expiration of this charter we have entered the vessel into the Bulkhandling Handymax Pool with an option to convert the balance period of the charter party to a fixed rate, but only after January 1, 2009.
(12) We have reached an agreement to extend the time charter with Pacific Basin Chartering Ltd. for 11 to 13.5 months at a rate of $62,000 per day, less a 5% third party brokerage commission. The time charter commenced following the expiration of the vessel's prior time charter on July 21, 2008.
(13) The time charter for this vessel commenced on July 19, 2008. In completing the negotiation of certain changes we required for novation of the existing charter, we agreed to reduce the daily gross rate and received a rebate from the brokers involved in the vessel sale. Since the vessel was acquired with a below-market rate, we allocated the purchase price between the vessel and an intangible liability for the value assigned to the below-market charterhire.
(14) We extended the time charter for an additional 35 to 37.5 months at a rate of $40,000 per day for the first 12 months, $33,000 per day for the following 12 months, $26,000 per day for the next 12 months and $33,000 per day thereafter less a 5% third-party commission. In all cases, the rate for the duration of the time charter will average $33,000 per day. For purposes of revenue recognition, the time charter contract is reflected on a straight-line basis at approximately $33,000 per day for 35 to 37.5 months in accordance with U.S. GAAP.
(15) We recently extended the time charter for an additional 35 to 37.5 months at a rate of $37,000 per day less a 5% third-party commission. The new charter commenced on July 10, 2008, following the expiration of the previous charter.
(16) We have entered into a time charter agreement with AMN Bulkcarriers Inc. for 3 to 5 months at a rate of $30,000 per day less a 5% third-party commission. The new charter commenced on October 5, 2008, following the expiration of the previous charter.

About Genco Shipping & Trading Limited
Genco Shipping & Trading Limited transports iron ore, coal, grain, steel products and other drybulk cargoes along worldwide shipping routes. Genco Shipping & Trading Limited currently owns a fleet of 32 drybulk vessels consisting of six Capesize, eight Panamax, four Supramax, six Handymax and eight Handysize vessels, with an aggregate carrying capacity of approximately 2,397,000 dwt. After the expected delivery of three vessels the Company has agreed to acquire, Genco Shipping & Trading Limited will own a fleet of 35 drybulk vessels, consisting of nine Capesize, eight Panamax, four Supramax, six Handymax and eight Handysize vessels, with an aggregate carrying capacity of approximately 2,909,000 dwt.

"Safe Harbor" Statement Under the Private Securities Litigation Reform Act of 1995
This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward looking statements are based on management's current expectations and observations. Included among the factors that, in our view, could cause actual results to differ materially from the forward looking statements contained in this press release are (i) changes in demand or rates in the drybulk shipping industry; (ii) changes in the supply of or demand for drybulk products, generally or in particular regions; (iii) changes in the supply of drybulk carriers including newbuilding of vessels or lower than anticipated scrapping of older vessels; (iv) changes in rules and regulations applicable to the cargo industry, including, without limitation, legislation adopted by international organizations or by individual countries and actions taken by regulatory authorities; (v) increases in costs and expenses including but not limited to: crew wages, insurance, provisions, repairs, maintenance and general and administrative expenses; (vi) the adequacy of our insurance arrangements; (vii) changes in general domestic and international political conditions; (viii) changes in the condition of the Company's vessels or applicable maintenance or regulatory standards (which may affect, among other things, our anticipated drydocking or maintenance and repair costs) and unanticipated drydock expenditures; (ix) the number of offhire days needed to complete repairs on vessels and the timing and amount of any reimbursement by our insurance carriers for insurance claims including offhire days; (x) the Company's acquisition or disposition of vessels; (xi) the fulfillment of the closing conditions under, or the execution of customary additional documentation for, the Company’s agreements to acquire a total of three remaining drybulk vessels; and other factors listed from time to time in our public filings with the Securities and Exchange Commission including, without limitation, our Annual Report on Form 10-K for the year ended December 31, 2007, and our subsequent reports on Form 10-Q and Form 8-K.

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